                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                           BROWN-FORMAN CORPORATION
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                           BROWN-FORMAN CORPORATION
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                           [BROWN-FORMAN CORP LOGO]


                   P.O. BOX 1080  LOUISVILLE, KENTUCKY 40201



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


Brown-Forman Corporation will hold its annual meeting for holders of its Class A Common Stock IN THE BROWN-FORMAN CONFERENCE CENTER AT THE CORPORATE OFFICES AT 850 DIXIE HIGHWAY, LOUISVILLE, KENTUCKY, AT 10:00 A.M., LOUISVILLE TIME (EDT), ON JULY 28, 1994, to elect a board of nine directors to hold office until the next annual stockholders' meeting (or until their successors are duly elected and qualified), and to transact such other business as may properly come before the meeting.

Only holders of shares of Class A Common Stock of record on the Corporation's books at the close of business June 17, 1994, may vote at the meeting. The stock transfer books will not be closed.

All Class A stockholders are asked to be represented at the meeting either in person or by proxy. IF YOU CANNOT ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. ONLY CLASS A STOCKHOLDERS ARE ENTITLED TO VOTE AT THE MEETING; PROXIES ARE NOT SOLICITED FROM CLASS B STOCKHOLDERS.

A copy of the Corporation's Annual Report for the fiscal year ended April 30, 1994, is enclosed.


Louisville, Kentucky         By Order of the Board of Directors
July 5, 1994                 Michael B. Crutcher
                             Secretary

                               TABLE OF CONTENTS


PROXY STATEMENT......................................................   1
  PURPOSE............................................................   1
  VOTING SECURITIES..................................................   1
  VOTING RIGHTS......................................................   1

ELECTION OF DIRECTORS................................................   1
  CERTAIN STANDING COMMITTEES........................................   2
  DIRECTORS' MEETINGS................................................   2
  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION........   2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.......   3
  VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............   3
  EQUITY SECURITY OWNERSHIP OF MANAGEMENT............................   4

EXECUTIVE COMPENSATION...............................................   5
  COMPENSATION COMMITTEE REPORT......................................   5
    COMPENSATION POLICIES FOR EXECUTIVE OFFICERS.....................   5
    THE MOST SENIOR OFFICERS.........................................   5
    OTHER EXECUTIVES.................................................   6
    COMPLIANCE WITH TAX LAW LIMITS ON DEDUCTIBILITY OF COMPENSATION..   6
    CONCLUSION.......................................................   7
  SUMMARY COMPENSATION TABLE.........................................   8
  RESTRICTED STOCK PLAN:  SHARES AWARDED, VESTED, AND OUTSTANDING....   9
  STOCK APPRECIATION RIGHTS ("SAR'S") PAID DURING FISCAL 1994
    AND YEAR-END VALUE TABLE AS OF APRIL 30, 1994....................  10
  PLAN DESCRIPTIONS..................................................  10
    RETIREMENT PLANS.................................................  10
    SAVINGS PLAN.....................................................  11
    FLEXIBLE REIMBURSEMENT PLAN......................................  11
    MANAGEMENT INCENTIVE COMPENSATION PLAN...........................  12
    RESTRICTED STOCK PLAN............................................  12
    STOCK APPRECIATION RIGHTS PLAN...................................  13
  DIRECTOR COMPENSATION..............................................  13

TRANSACTIONS WITH MANAGEMENT.........................................  13

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
 BROWN-FORMAN CORPORATION, S&P 500 INDEX, AND PEER GROUPS............  13

APPOINTMENT OF INDEPENDENT ACCOUNTANTS...............................  14

OTHER PROPOSED ACTION................................................  14

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING........................  15

                            BROWN-FORMAN CORPORATION
                 850 DIXIE HIGHWAY, LOUISVILLE, KENTUCKY 40210

                                PROXY STATEMENT

PURPOSE. The Board of Directors of Brown-Forman Corporation (the "Corporation") is sending you this proxy statement in connection with the solicitation of proxies for use at the annual meeting of stockholders to be held on July 28, 1994, in the Brown-Forman Conference Center at the corporate offices at 850 Dixie Highway, Louisville, Kentucky 40210. THE ENCLOSED PROXY RELATING TO THE MEETING IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS; THE CORPORATION WILL PAY ALL SOLICITATION COSTS. Beginning on or about July 5, 1994, the Corporation will solicit proxies by mail. After that, employees may solicit proxies by mail, phone, fax, or in person, but without extra compensation. The Corporation may reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding proxy materials to their principals.

VOTING SECURITIES. The Corporation's Certificate of Incorporation provides that the holders of shares of Class A Common Stock have exclusive power to elect directors and to vote on other questions, except as provided by Delaware law.
As of the record date, June 17, 1994, the Corporation had 28,988,091 shares of $.15 par value Class A Common Stock outstanding.

VOTING RIGHTS. Only holders of shares of the Corporation's Class A Common Stock of record on its books at the close of business on June 17, 1994, may vote at the meeting. If you were a stockholder as of the June 17 record date, you are entitled to one vote for each share standing of record in your name. You may vote your shares either in person or by duly authorized proxy. Giving a proxy will not affect your right to vote your shares if you attend the meeting and desire to vote in person. You may revoke a proxy at any time before it is voted, but only if the Corporation's Secretary gets written notice of your revocation before it is voted. All shares represented by effective proxies on the enclosed form received by the Corporation will be voted at the meeting (or any adjourned meeting) in accordance with the proxies' terms.

                             ELECTION OF DIRECTORS

At its May meeting, the Board of Directors approved the creation of another seat on the board, bringing the total to nine. Mr. Richard P. Mayer, Chairman and Chief Executive Officer of Kraft General Foods North America, has been nominated as the new director. At the Annual Meeting, all nine directors are to be elected, each to hold office until the next annual election of directors, or until a successor has been elected and qualified. The persons named as proxies will vote the enclosed proxy FOR the election of nominees listed below, unless you direct them on the proxy to withhold such vote. If, before the meeting, any nominee becomes unable to serve, then the persons named as proxies will vote the proxy for a substitute (unless otherwise directed).

The nominees for directors of the Corporation, their respective ages as of April 30, 1994, the years in which they began their service as directors, their business experience, and other directorships they currently hold are as follows:

GEO. GARVIN BROWN III/1/, age 50, director since 1971.  Chairman of
 Transportation Technology International, Inc. since 1988.

OWSLEY BROWN II/1/, age 51, director since 1971. President of the Corporation since 1987; Chief Executive Officer of the Corporation since July, 1993. Other directorships include LG&E Energy Corp.; Louisville Gas and Electric Company; NACCO Industries, Inc.; and Hilliard Lyons Trust Company.

W.L. LYONS BROWN, JR./1/, age 57, director since 1964. Chairman of the Board of the Corporation since May, 1983; Chief Executive Officer of the Corporation from May, 1983, until July, 1993. Other directorships include Pennzoil Company.

OWSLEY BROWN FRAZIER/1/, age 58, director since 1964.  Vice Chairman of the
 Corporation since 1983. Other directorships include Liberty National Bancorp, Inc., Liberty National Bank and Trust Co. of Louisville.

RICHARD P. MAYER, age 54, nominee for the new seat on Board of Directors.
 Chairman and Chief Executive Officer, Kraft General Foods North America, since 1989. Other directorships include National City Bank - Kentucky.

STEPHEN E. O'NEIL, age 61, director since 1978.  Principal, The O'Neil Group,
 New York, New York, since May, 1991; Partner, Mishkin, O'Neil & McAllister, New York, New York, from 1988 to 1991; Private investor from 1981 to 1988. Other directorships include Alger American Fund, Inc.; Alger Fund, Inc.; Castle Convertible Fund, Inc.; NovaCare, Inc.; Predex Corporation; Spectra Fund, Inc.; and Syntro Corporation.

JOHN S. SPEED, age 66, director since 1976.  Consultant, Johnson & Higgins of
 Kentucky, Inc. since March, 1988; Vice President, Secretary and Treasurer, Capital Holding Corporation (now Providian Corporation), from December, 1980, to March, 1988. Other directorships include Beaver Dam Coal Co.

WILLIAM M. STREET, age 55, director since 1971.  Vice Chairman of the
 Corporation since 1987. Other directorships include National City Bank - Kentucky.

JAMES S. WELCH, age 64, director since 1976.  Partner, Ogden Newell & Welch,
 Louisville, Kentucky, since 1959. Other directorships include Hilliard Lyons Trust Company.
_____________

   /1/ W.L. Lyons Brown, Jr. and Owsley Brown II are brothers, and are first cousins of Geo. Garvin Brown III and Owsley Brown Frazier, who are also first cousins. Each of these relatives may be deemed "control" persons of the Corporation by reason of their beneficial ownership of voting securities.

CERTAIN STANDING COMMITTEES. Among other standing committees of the Board of Directors, the Corporation has an Audit Committee and a Compensation Committee, both of which in the last fiscal year were composed of outside directors Stephen
E. O'Neil, John S. Speed, and James S. Welch.

The Audit Committee: (a) recommends to the Board of Directors the engagement of independent auditors; (b) reviews the Corporation's policies and procedures on maintaining its accounting records and the adequacy and implementation of its internal controls; (c) reviews management's implementation of recommendations made by the independent auditors and internal auditors; and (d) considers and approves the range of audit and non-audit services performed by independent auditors and fees for such services. The Audit Committee met twice during fiscal 1994.

The Compensation Committee sets the compensation of the Corporation's most highly paid officers and administers the Restricted Stock Plan. It met five times during fiscal 1994.

The Board of Directors has no standing nominating committee.

DIRECTORS' MEETINGS. The Board of Directors met ten times during the last fiscal year. Each incumbent director attended at least 75% of the aggregate number of Board and committee meetings held in fiscal 1994, during the periods when he was a director and served on such committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. James S. Welch, a member of the Compensation Committee, is a partner in Ogden Newell & Welch, a Louisville law firm which the Corporation retained during fiscal 1994 and which the Corporation has also retained in fiscal 1995. See "Transactions with Management" on page 13.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. The following table shows, as of April 30, 1994, each person known to management to be the beneficial owner of more than 5% of the Corporation's Class A Common Stock, its only class of voting securities. (Note that all numbers have been adjusted to reflect the three-for-one stock dividend paid on May 20, 1994, to stockholders of record as of May 14, 1994.) "Beneficial ownership" includes shares over which the named beneficial owner had sole voting or investment power and shares over which voting and investment powers were shared with others. AS A RESULT, THE SAME SHARES MAY BE SHOWN AS BEING OWNED BY MORE THAN ONE PERSON. These beneficial owners share voting and investment powers as members of advisory committees of certain trusts of which corporate fiduciaries act as trustees. W.L. Lyons Brown, Jr., Owsley Brown II, and Ina B. Bond are three of the eight trustees of the W.L. Lyons Brown Foundation, which owns 34,353 shares of Class A Common Stock; these shares are included under "Shared Voting and Investment Power" for each person. Counting such shares only once, the aggregate number of shares of Class A Common Stock beneficially owned by the named persons is 19,975,881 shares, or 68.9% of the outstanding shares of such stock.


                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                              ------------------------------------------------
                                                 SHARED VOTING
  NAME AND ADDRESS            SOLE VOTING AND          AND                    PERCENT
 OF BENEFICIAL OWNER          INVESTMENT POWER  INVESTMENT POWER     TOTAL    OF CLASS
======================================================================================
W.L. LYONS BROWN, JR.          790,491           13,732,275        14,522,766   50.1%
 850 Dixie Highway
 Louisville, Kentucky
- - --------------------------------------------------------------------------------------
OWSLEY BROWN FRAZIER           817,311           11,345,730        12,163,041   42.0%
 850 Dixie Highway
 Louisville, Kentucky
- - --------------------------------------------------------------------------------------
DACE BROWN FARRER                    0            9,167,370         9,167,370   31.6%
 Hillcrest Farm
 Prospect, Kentucky
- - --------------------------------------------------------------------------------------
OWSLEY BROWN II                796,314            4,736,748         5,533,062   19.1%
 850 Dixie Highway
 Louisville, Kentucky
- - --------------------------------------------------------------------------------------
INA B. BOND                    979,149            3,416,511         4,395,660   15.2%
 8215 West U.S. Highway 42
 Skylight, Kentucky
- - --------------------------------------------------------------------------------------
ROBINSON S. BROWN, JR.         188,466            2,720,718         2,909,184   10.0%
 5208 Avish Lane
 Harrods Creek, Kentucky
- - --------------------------------------------------------------------------------------
HARRY S. FRAZIER               568,830            2,130,189         2,699,019    9.3%
 4810 Cherry Valley Road
 Prospect, Kentucky
- - --------------------------------------------------------------------------------------
LAURA LEE LYONS BROWN          514,629            1,518,921         2,033,550    7.0%
 7001 U.S. Highway 42
 Louisville, Kentucky
======================================================================================

EQUITY SECURITY OWNERSHIP OF MANAGEMENT. The following table shows the beneficial ownership as of April 30, 1994, by each director and director nominee, and by all directors and executive officers as a group, of the Corporation's Class A and Class B Common Stock. (Note that all numbers have been adjusted to reflect the three-for-one stock dividend paid on May 20, 1994, to stockholders of record as of May 14, 1994.) For a description of the capacity in which shared voting or investment powers were held, see "Voting Security Ownership of Certain Beneficial Owners" on page 3. As of April 30, 1994, no directors had any beneficial ownership interest in the Corporation's 4% Cumulative Preferred Stock, the Corporation's only other class of equity securities.

======================================================================================================
                                    CLASS A COMMON STOCK                   CLASS B COMMON STOCK
                              ----------------------------------    -----------------------------------
     NAME                      NUMBER OF SHARES  PERCENT OF CLASS   NUMBER OF SHARES  PERCENT OF CLASS
=======================================================================================================
GEO. GARVIN BROWN III              1,345,026          4.6%                73,473                *
- - -------------------------------------------------------------------------------------------------------
OWSLEY BROWN II                    5,533,062         19.1%             4,755,588            11.9%
- - -------------------------------------------------------------------------------------------------------
W.L. LYONS BROWN, JR.             14,522,766         50.1%            13,298,556            33.2%
- - -------------------------------------------------------------------------------------------------------
OWSLEY BROWN FRAZIER              12,163,041         42.0%             8,283,042            20.7%
- - -------------------------------------------------------------------------------------------------------
RICHARD P. MAYER                           0             *                 9,000                *
- - -------------------------------------------------------------------------------------------------------
STEPHEN E. O'NEIL                      6,750/1/          *                 4,590                *
- - -------------------------------------------------------------------------------------------------------
JOHN S. SPEED                          4,500             *                 1,800                *
- - -------------------------------------------------------------------------------------------------------
WILLIAM M. STREET/2/                 576,939          2.0%                87,093                *
- - -------------------------------------------------------------------------------------------------------
JAMES S. WELCH                         6,600/3/          *                     0                *
- - -------------------------------------------------------------------------------------------------------
ALL DIRECTORS AND EXECUTIVE
 OFFICERS AS A GROUP/4/           20,055,006         69.2%            13,655,859            34.1%
=======================================================================================================

* Denotes less than 1%.

/1/ Includes 3,690 shares owned by The O'Neil Foundation, of which Mr. O'Neil is President. Mr. O'Neil disclaims beneficial ownership of such shares.

/2/ Totals include 263,079 shares of Class A Common Stock and 80,649 shares of Class B Common Stock registered in the name of Frances W. Street, from whom William M. Street holds a general power of attorney.

/3/ Includes 1,800 shares owned by Mr. Welch's wife. Mr. Welch disclaims beneficial ownership of such shares.

/4/ In computing the aggregate number of shares and percentages owned by directors and executive officers as a group, shares have been counted only once.

Executive officers, directors, and beneficial owners of more than 10% of the Corporation's Class A Common Stock are required to file reports of changes in ownership of the Corporation's stock pursuant to Section 16(a) of the Securities Exchange Act of 1934. The Corporation has reviewed such reports received by it and written representations from such persons who are known to the Corporation. Based solely on such review, the Corporation believes that during the year ended April 30, 1994, all filing requirements were met, except that Dace Brown Farrer was late in filing two Statements of Changes in Beneficial Ownership on Form 4, reflecting three separate sales of Class B stock. Since October 1993, Malcolm Jozoff has served as Chairman and Chief Executive Officer of Lenox, Incorporated, a wholly-owned subsidiary of Brown-Forman Corporation. In July 1993, in connection with a civil proceeding brought by the Securities and Exchange Commission, Mr. Jozoff consented, without admitting or denying the allegations, to the entry of an order enjoining him from violating Section 10(b) of the Securities Exchange Act of 1934.

                             EXECUTIVE COMPENSATION

The following sections of this Proxy Statement set forth and discuss the compensation paid or awarded during the last three fiscal years to the Corporation's five most highly compensated executive officers (the "Named Executive Officers") at the end of fiscal 1994. The Named Executive Officers and their compensation are shown on the Summary Compensation Table on page 8. All plans referred to are described under "Plan Descriptions," beginning on page 10.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS: The Corporation's compensation objectives for its Named Executive Officers are the same as those set for all salaried employees: first, to offer sufficient compensation to attract and retain high-quality talent; and second, to tie bonus potential to the Corporation's financial performance. Total compensation is set based on market forces and on the Corporation's financial performance and is intended to make the Corporation competitive with comparable companies.

The Compensation Committee (the "Committee"), made up of three non-employee Directors, met five times during fiscal 1994 to review compensation recommendations prepared by corporate staff and distributed before each meeting.

THE MOST SENIOR OFFICERS: At its July meeting, the Committee reviewed compensation recommendations for Owsley Brown II, W.L. Lyons Brown, Jr., William
M. Street, and Owsley Brown Frazier.  (Mr. Bridendall's compensation is
discussed below.)   Because these four senior officers worked together as the
Executive Committee, the Committee considered market comparisons and other financial data for them primarily as a group and secondarily as individuals.

The Corporation currently offers these executives a compensation package consisting of salary (approximately 45% of total compensation), an annual bonus based on reaching earnings per share ("EPS") goals (approximately 28% of total compensation), and deferred compensation consisting of restricted stock (approximately 27% of total compensation). Restricted stock awards are also based on achieving pre-set levels of EPS performance for a given fiscal year, although the ultimate value of these awards depends on how the stock performs over four years.

For the purposes of setting total compensation, the Committee considers survey data provided by outside compensation consulting companies, and focuses specifically on two peer groups. One peer group comprises approximately 50 industrial companies surveyed by The Hay Group, chosen to approximate the Corporation's size, regardless of industry. Representative companies in that peer group include General Signal Corporation, McGraw-Hill, Inc., and Murphy Oil Corporation. The other peer group comprises 27 consumer products companies surveyed by Hewitt Associates, chosen to reflect the type of companies from which the Corporation typically recruits executives. Representative companies in that group include Adolph Coors Company, The Clorox Company, Hershey Foods Corporation, and The Seagram Company Ltd. (These peer groups differ from the Performance Graph peer groups shown on page 13 of this Proxy Statement primarily because they comprise companies which participate in Hay and Hewitt compensation surveys; some of the companies in the published indices used as peer groups in the Performance Graph do not participate in those surveys.) Market compensation data are projected to November 1, the Corporation's fiscal year mid-point.

As a matter of policy, the Committee sets total compensation for the most senior officers at a targeted level slightly more than the market to attract and retain executives with a high level of competence. In setting compensation for those senior officers for fiscal 1994, the Committee considered, among other things:
(a) U.S. inflation (approximately 2.4% during fiscal 1994); (b) percentage compensation increases for employees not participating in the bonus program (which averaged in the 4% to 5% range); and (c) the performance of the Corporation's EPS during the previous fiscal year. The Committee also considered that, over the previous five years, the Corporation's operating income increased 33%, net income increased 51%, and EPS increased 74% (against a background of a 15% decline in the per capita consumption of distilled spirits in the United States, an 8% increase in the federal excise tax on distilled spirits, and the serious financial troubles of major department stores which market the Corporation's consumer durables).

At its July 1993 meeting, the Committee set total compensation for fiscal 1994. At that time, actual compensation for the Corporation's four senior officers was 6.2% below the targeted "market" compensation level. The Committee granted each of the four senior officers, including the then CEO, a 4.5% increase in total compensation. At its September 1993 meeting, the Committee granted promotion increases of 20% to Owsley Brown II, 15% to William M. Street, and 5% to Owsley Brown Frazier, to reflect the additional management responsibilities which these officers assumed following Owsley Brown II's succession as Chief Executive Officer. The Committee set Owsley Brown II's total compensation for fiscal 1994 at 9.5% below the average of the targeted levels for chief executive officers in the two surveys, Hay and Hewitt, on which the Committee relies.

OTHER EXECUTIVES: For all other executives, including Mr. Bridendall, the Management Salary Committee (Owsley Brown II, William M. Street, and Owsley Brown Frazier) sets salaries and eligibility for participation in the Management Incentive Compensation Plan. For those executives, the Management Salary Committee also recommends awards according to the terms of the Restricted Stock Plan, and the Compensation Committee takes final action on those recommendations.

COMPLIANCE WITH TAX LAW LIMITS ON DEDUCTIBILITY OF COMPENSATION: A recent federal tax law limits to $1 million the amount of annual compensation the Corporation may deduct for federal income tax purposes when paid to a Named Executive Officer. The new law does, however, allow the Corporation to deduct compensation over $1 million if it is "performance based."

All of fiscal 1994 compensation was deductible. For fiscal 1995, however, the Committee concluded that it was impractical to qualify the bonus plan elements under the new law as "performance based" compensation before the end of April 1994. Under proposed regulations then in effect, the Committee would have had to:

(a) set performance goals for the Management Incentive Compensation Plan ("MICP") and the Restricted Stock Plan ("RSP"), both of which base awards on achieving annual goals, not only before the beginning of fiscal 1995 but also before the Board had established the Corporation's operating budget; and

(b) eliminate its discretion to adjust awards to reflect unusual events such as the adoption of new mandated accounting standards or higher federal income or excise tax rates.

The Committee decided that, at that time, it was neither prudent nor appropriate to make such changes for fiscal 1995. However, the Committee wants to qualify the Corporation's plans to permit full tax deductibility in fiscal 1996. There is some chance that regulatory relief may remove the most onerous constraints, thereby permitting compliance and full deductibility for fiscal 1995, as well.

Towards that end, the Committee at its March 1994 meeting asked management to seek regulatory relief under final regulations to be adopted by the IRS to permit the MICP and RSP to qualify as "performance based" compensation not subject to the million dollar cap. As a result of efforts of the Corporation and many other commentators, the IRS in early June relaxed its requirements that performance targets be set in advance; instead, it has allowed issuers 90 days into their fiscal years to set targets. Other changes could take place before the regulations become final. Therefore, the Committee is waiting until then (or April 1995, whichever comes first) to finalize compliance decisions. The Committee expects that shareholders will need to approve the MICP at next year's annual meeting; shareholder approval will then be necessary to qualify compensation awarded under the MICP as "performance based."

CONCLUSION: The Committee believes that the Corporation's actual executive compensation levels are consistent with targeted competitive levels in the market, and that compensation increases for fiscal 1994 were granted in a prudent manner.

Stephen E. O'Neil, Chairman        John S. Speed          James S. Welch

                           SUMMARY COMPENSATION TABLE

=======================================================================================================
                                              ANNUAL              LONG TERM COMPENSATION
                                           COMPENSATION      ------------------------------
                                        --------------------     AWARDS         PAYOUTS
                                                             ------------------------------
                                   FY                             STOCK          LONG TERM      ALL OTHER
                                 ENDING                        APPRECIATION      INCENTIVE       COMPEN-
                                  APRIL   SALARY    BONUS (1)   RIGHTS (2)      PAYMENTS (3)    SATION (4)
NAME AND PRINCIPAL POSITIONS       30,     ($)         ($)          (#)             ($)            ($)
========================================================================================================
OWSLEY BROWN II                    1994  562,067   1,052,584           0           21,432         12,451
President and Chief                1993  398,874     601,350      13,782           40,942         10,685
 Executive Officer                 1992  382,584     591,748      11,073          106,468
========================================================================================================
W.L. LYONS BROWN, JR.              1994  559,388     673,166           0           21,432         13,006
Chairman                           1993  533,296     601,350      13,782           42,119         12,015
                                   1992  511,516     591,748      11,073          108,782
========================================================================================================
WILLIAM M. STREET                  1994  447,585     787,828           0           13,628         10,462
Vice Chairman; President           1993  398,874     400,924       8,766           29,391          9,638
 and Chief Executive Officer,      1992  382,585     400,709       7,041           76,358
 Brown-Forman Beverages
 Worldwide
=========================================================================================================
OWSLEY BROWN FRAZIER               1994  339,150     475,160           0           10,763          9,073
Vice Chairman                      1993  311,150     274,140       6,915           22,619          8,462
                                   1992  298,443     284,671       5,556           48,744
========================================================================================================
JOHN P. BRIDENDALL                 1994  280,969     288,571           0            5,033         37,413
Senior Vice President;             1993  264,239     232,470       4,407           15,684         27,491
 Director of Corporate             1992  240,280     200,837       3,231           33,148
 Development
========================================================================================================

(1) The "Bonus" column includes both current and deferred compensation: (a) cash awards under the Management Incentive Compensation Plan; (b) the value (as of the end of the fiscal year) of restricted stock awarded under the Restricted Stock Plan; and (c) for 1992 and 1993, the guaranteed portion of Market Value Units (now discontinued). (Plans are discussed below.) The 1994 bonuses shown are estimates; actual bonuses, including restricted stock awards, are finalized after each year's proxy statement is published. The Corporation pays dividends to holders of restricted stock at the same rates as it pays dividends on its unrestricted stock. See the table on page 9 for shares of Class A and Class B Common Stock awarded to these executive officers, the number of shares which vested during the last three fiscal years, and the number of restricted shares outstanding at the end of each of the last three fiscal years.

     (NOTE THAT THIS TABLE IS DIFFERENT FROM THE ONE IN LAST YEAR'S PROXY STATEMENT BECAUSE THE SECURITIES AND EXCHANGE COMMISSION NOW REQUIRES ISSUERS TO REPORT ALL BONUSES ON THIS TABLE AS ANNUAL COMPENSATION IF THE PERFORMANCE PERIOD ON WHICH THE BONUS IS BASED IS ONE FISCAL YEAR OR LESS. THE TOTAL VALUE OF RESTRICTED STOCK AWARDED APPEARS IN THIS COLUMN, EVEN THOUGH IT VESTS ONE-THIRD EACH AT THE END OF THE SECOND, THIRD, AND FOURTH YEARS OF EMPLOYMENT AFTER THE AWARD.)

     For fiscal 1994, the following Named Executive Officers received deferred bonus compensation in the form of restricted stock, estimated to be valued as of April 30, 1994, as follows: Owsley Brown II, $530,356; William M. Street, $396,515; Owsley Brown Frazier, $254,940; and John P. Bridendall, $119,693. Instead of a 1994 restricted stock award, W.L. Lyons Brown, Jr., received a stream of payments totalling $334,327.

(2) No SAR's were awarded in fiscal 1994, because the SAR Plan was discontinued. Incentive compensation formerly awarded under the SAR Plan has been shifted to the Restricted Stock Plan. Figures for 1992 and 1993 are adjusted for the three-for-one stock split effective in May 1994. See table below for SAR exercises and year-end value.

(3) Represents the payout of Stock Appreciation Rights and, for 1992 and 1993, the long term portion of Market Value Units (now discontinued) paid out under the Corporation's Management Incentive Compensation Plan. Incentive compensation formerly awarded as Market Value Units has been shifted to the Restricted Stock Plan.

(4) Represents the Corporation's contributions to its 401(k) plan on behalf of the Named Executive Officers and an additional Savings Plan contribution such officers may have elected (as well as medical reimbursement funds credited) under the Flexible Reimbursement Plan, described below. The figures for Mr. Bridendall also include cash he elected to receive instead of benefits under the Supplemental Excess Retirement Plan, also described below.


                                  RESTRICTED STOCK PLAN:  SHARES AWARDED, VESTED, AND OUTSTANDING
                           (Figures adjusted to reflect three-for-one stock split effective in May 1994)


                                    CLASS A COMMON STOCK(1)                                   CLASS B COMMON STOCK
                     ---------------------------------------------------        ---------------------------------------------------
                FY
              ENDING
              APRIL     AWARDED(2)       VESTED DURING    OUTSTANDING AT        AWARDED(2)      VESTED DURING        OUTSTANDING AT
 NAME          30,                           YEAR           END OF YEAR                             YEAR               END OF YEAR
                     --------------------------------------------------------------------------------------------------------------
                       #         $        #        $       #         $        #       $         #          $          #        $
===================================================================================================================================
OWSLEY        1994  18,105    530,356   2,961   86,733  34,569   1,012,641     0         0    4,104     122,778     4,101   122,688
BROWN         1993  10,287    261,461       0        0  19,425     493,719     0         0   11,169     300,632     8,205   220,851
II            1992   9,138    247,488       0        0   9,138     247,488   306     7,752    7,068     179,056    19,374   490,808
===================================================================================================================================
W.L.          1994    (318)    (9,315)  2,961   86,733  16,146     472,970     0         0    4,104     122,778     4,101   122,688
LYONS         1993  10,287    261,461       0        0  19,425     493,719     0         0   11,169     300,632     8,205   220,851
BROWN,        1992   9,138    247,488       0        0   9,138     247,488   306     7,752    7,068     179,056    19,374   490,808
JR.
===================================================================================================================================
WILLIAM       1994  13,536    396,515   2,325   68,103  26,463     775,189     0         0    3,222      96,392     3,222    96,392
M.            1993   8,076    205,265       0        0  15,252     387,655     0         0    8,487     228,442     6,444   173,451
STREET        1992   7,176    194,350       0        0   7,176     194,350   240     6,080    5,265     133,380    14,931   378,252
===================================================================================================================================
OWSLEY        1994   8,703    254,940   1,404   41,125  16,497     483,252     0         0    1,944      58,158     1,941    58,068
BROWN         1993   4,872    123,830       0        0   9,198     233,783     0         0    4,968     133,722     3,885   104,571
FRAZIER       1992   4,326    117,163       0        0   4,326     117,163   144     3,648    3,027      76,684     8,853   224,276
===================================================================================================================================
JOHN P.       1994   4,086    119,693     669   19,596   7,515     220,139     0         0    1,467      43,888       765    22,886
BRIDEN-       1993   2,355     59,856       0        0   4,098     104,158     0         0    2,703      72,756     2,232    60,078
DALL          1992   1,743     47,206       0        0   1,743      47,206  (198)   (5,016)   1,935      49,020     4,935   125,020
===================================================================================================================================

All dollar values are based on the closing prices for the fiscal year ending April 30, as follows (rounded to the nearest cent after adjusting for the three-for-one stock split):

 FISCAL YEAR      CLOSING         CLOSING
     END           PRICE,          PRICE,
                  CLASS A         CLASS B
=============================================
    1994           $29.29          $29.92

    1993           $25.42          $26.92

    1992           $27.08          $25.33
=============================================

(1) Class A Common Stock was awarded under the Restricted Stock Plan for the first time in 1992. Because shares do not begin to vest for two years, Class A Common Stock vested for the first time in 1994.

(2) Restricted Stock Plan share awards are finalized after each year's proxy statement is published. Numbers for Class A Common Stock Awarded and Outstanding in 1994 are estimates and will change based on actual results. Each year's data reflect adjustments from the prior year's estimated awards as disclosed in earlier proxy statements.

          STOCK APPRECIATION RIGHTS ("SAR'S") PAID DURING FISCAL 1994
                 AND YEAR-END VALUE TABLE AS OF APRIL 30, 1994
   (based on Class B Common Stock's five-day average closing price of $29.92)

Although the SAR Plan was discontinued, earlier awards did vest during fiscal 1994, and unvested awards will continue to vest for another two fiscal years.



                                 VALUE               UNEXERCISED SAR'S AT FISCAL
                                REALIZED                    YEAR-END (2)
        NAME                      (1)                NUMBER               VALUE
=================================================================================
OWSLEY BROWN II                 $45,076              24,570              $125,900

W.L. LYONS BROWN, JR.           $45,076              24,570              $125,900

WILLIAM M. STREET               $28,683              15,624              $ 80,056

OWSLEY BROWN FRAZIER            $22,621              12,327              $ 63,167

JOHN P. BRIDENDALL              $11,366               7,359              $ 36,821
=================================================================================

(1) Represents the difference between the market value of underlying Class B Common Stock at time SAR's vest and the related SAR's "strike" price.

(2) One-third of SAR's granted vest automatically at the end of the second, third, and fourth fiscal years after the year of grant. Participants have no discretion as to when SAR's vest. For the purposes of this table, SAR's which vested are treated as having been exercised.


                               PLAN DESCRIPTIONS

Benefits under the Corporation's two retirement plans, its Savings Plan, and its Flexible Reimbursement Plan are based on a common definition of "compensation," which includes salary, the cash portion of awards under the Management Incentive Compensation Plan, holiday bonuses, and sales commissions, but excludes Market Value Units under the Management Incentive Compensation Plan, stock awards under the Restricted Stock Plan, and SAR awards under the Stock Appreciation Rights Plan.

(1) RETIREMENT PLANS: The Corporation maintains both a tax-qualified retirement plan and a non-qualified supplemental excess retirement plan. Generally, all salaried employees (other than employees of Lenox, Incorporated, and its subsidiaries) participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive years' compensation during the final ten years of employment. Retirement benefits are not offset by Social Security benefits, and are normally payable at age 65. A participant's interest in plan benefits vests after five years of service. The following table shows the estimated annual benefits (straight life annuity) payable upon retirement at normal retirement age to participants at specified levels of compensation and years of service:



       AVERAGE HIGHEST 5     YEARS OF SERVICE CLASSIFICATION
       CONSECUTIVE YEARS'
      COMPENSATION DURING
        FINAL 10 YEARS
                              10 YEARS   20 YEARS   30 YEARS
     =======================================================
           $  200,000         $ 33,906   $ 67,812   $101,718
     -------------------------------------------------------
           $  400,000         $ 68,906   $137,812   $206,718
     -------------------------------------------------------
           $  600,000         $103,906   $207,812   $311,718
     -------------------------------------------------------
           $  800,000         $138,906   $277,812   $416,718
     -------------------------------------------------------
           $1,000,000         $173,906   $347,812   $521,718
     -------------------------------------------------------
           $1,200,000         $211,906   $417,812   $626,718
     -------------------------------------------------------
           $1,400,000         $246,906   $487,812   $731,718
     =======================================================

     Federal tax law limits the benefits that might otherwise be paid to key employees under "qualified" plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, the Corporation also maintains a non-qualified Supplemental Excess Retirement Plan ("SERP"). The SERP provides retirement benefits to make up the difference between a participant's accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. SERP participants may elect a discounted current cash payment instead of a SERP retirement benefit. The SERP also provides supplemental retirement benefits for certain key employees who join the Corporation in mid-career, subject to special vesting requirements.

     On the Summary Compensation Table, cash received instead of SERP benefits for the Named Executive Officers is included under "All Other Compensation." For the Named Executive Officers, covered compensation for fiscal 1994 for the Plan and service credited for plan purposes as of April 30, 1994, were as follows: Owsley Brown II, $862,782 and 30 years; W.L. Lyons Brown, Jr., $1,184,040 and 30 years; Owsley Brown Frazier, $468,297 and 30 years; William M. Street, $615,696 and 30 years; and John P. Bridendall, $428,836 and 16 years.

(2) SAVINGS PLAN: Generally, salaried employees and hourly employees not represented by a collective bargaining unit (other than employees of Lenox, Incorporated, and its subsidiaries) can participate in the Corporation's Savings Plan (the "Savings Plan") after one year of service. Subject to a maximum the IRS sets annually ($9,240 for calendar 1994), participants may contribute between 2% and 10% of their compensation to their Savings Plan accounts. Through March 30, 1994, the Corporation matched each participant's contribution at 50% of the participant's contribution, up to a maximum of 2.5% of the participant's compensation. Effective April 1, 1994, the Corporation matches each participant's contribution at 70% of the participant's contribution equalling 2% of compensation, and 60% of the participant's contributions from 3% to 5%, up to a maximum of 3.2% of the participant's compensation. Participants can receive their Savings Plan accounts upon termination of their employment for any reason.

     On the Summary Compensation Table, the Corporation's contributions to the Savings Plan for fiscal 1994 for the Named Executive Officers are included under "All Other Compensation."

(3) FLEXIBLE REIMBURSEMENT PLAN: Generally, salaried employees and hourly employees not represented by a collective bargaining unit (other than employees of Lenox, Incorporated, and its subsidiaries) can participate in the Corporation's Flexible Reimbursement Plan (the "Flex Plan") after one year of service. Each calendar year, each participant's Flex Plan account is credited with the greater of $500 or 1% of compensation during the prior calendar year (participants do not contribute to the Flex Plan). Before each calendar year, a participant may earmark up to $500 of his Flex Plan account to be used for reimbursement of uninsured medical expenses; the balance is contributed to the participant's Savings Plan account. Participants forfeit any unused balance in their Flex Plan medical expense reimbursement account at the end of a calendar year.

     On the Summary Compensation Table, the Corporation's fiscal 1994 contributions under the Flex Plan for the Named Executive Officers are included under "All Other Compensation."

(4) MANAGEMENT INCENTIVE COMPENSATION PLAN: The Management Incentive Compensation Plan ("MICP") provides additional incentives for those key employees who make significant contributions to corporate operations. MICP participants are divided into four levels. Top-tier participants are designated by the Compensation Committee; they earn incentive payments based on corporate earnings per share targets set by the Compensation Committee and approved by the Board. Other participants are designated by the Management Salary Committee; they earn incentive payments based on goals established annually for their respective business units set by the Executive Committee. (The Restricted Stock Plan replaced the long term portion of the MICP in fiscal 1989, but vesting awards made through fiscal 1988 were paid to participants in fiscal 1993 according to the vesting cycle of the predecessor plan described below.)

     Before fiscal 1989, awards for any year to most participants were payable in a combination of cash and deferred compensation in market value units ("MVU's"). MVU's were determined by dividing the dollar amount of the long term portion of the award by the price of the Corporation's Class B Common Stock on the first business day of the fiscal year.

     MVU's for any fiscal year were divided into three equal parts, which were converted to and paid in cash currently or on a deferred basis as participants completed two years, three years, and four years of employment after the award was made. (As of May 15, 1992, all outstanding MVU's had been converted to cash.) The value of MVU's includes any cash dividends paid on Class B Common Stock during the period, with minor exceptions.

     On the Summary Compensation Table, cash paid during fiscal 1992 and 1993 for converted MVU's granted in 1988 under the MICP to Named Executive Officers is included under "Bonuses" (the guaranteed portion) and "Long Term Incentive Payments" (the variable portion).

(5) RESTRICTED STOCK PLAN: The Restricted Stock Plan (the "RSP") is intended to provide incentives for key employees who make significant contributions to corporate operations and to limit the Corporation's expense for long term incentive awards. The RSP replaced the long term portion of the Management Incentive Compensation Plan in fiscal 1989.

     The Compensation Committee administers the RSP. Awards are based on performance measured against corporate or divisional goals, expressed as a dollar amount that is converted to a number of RSP shares using the average closing stock price for Class A or Class B Common Stock (depending on the class of the award) for the last five trading days of the fiscal year preceding the fiscal year for which the award is granted. Awards are made with shares of either Class A or Class B Common Stock, which may not be sold, exchanged, transferred, pledged, or otherwise disposed of, except in accordance with the terms of the RSP. Shares are deposited with National City Bank - Kentucky as Escrow Agent.

     RSP shares vest one-third at the end of each of the second, third, and fourth fiscal years after the year in which the shares are awarded. Once they are awarded the shares, participants receive dividends as paid by the Corporation. Restrictions on RSP shares lapse (that is, the shares are issued without restrictions) if a participant's employment is terminated because of death, disability, or retirement. Participants who voluntarily terminate their employment or who are terminated for cause, however, forfeit all interest in the RSP shares.

     See the table entitled "Restricted Stock Plan: Shares Awarded, Vested, and Outstanding" for the award and vesting schedule for RSP shares for the Named Executive Officers.

(6) STOCK APPRECIATION RIGHTS PLAN: The Stock Appreciation Rights Plan (the "SAR Plan") was terminated in fiscal 1994. Incentive compensation formerly awarded under the SAR Plan has been shifted to the Restricted Stock Plan. Awards already made under the SAR plan will, however, continue to vest for another two fiscal years. Key employees participating in this plan were eligible to receive awards in amounts which the Plan Administrator (the Compensation Committee, in consultation with independent compensation consultants) determined would ensure the competitiveness of the long term incentive compensation component of the Corporation's executive compensation program.

     Stock appreciation rights ("SAR's") are valued at a "strike price" equal to the average closing price of the Corporation's Class B Common Stock for the last five trading days of the fiscal year preceding the date of the award. SAR's vest one-third at the end of each of the second, third, and fourth fiscal years after the year of grant. Once vested, participants are paid in cash the value of any appreciation in value of the SAR's from the strike price to the average closing price of the Corporation's Class B Common Stock for the last five trading days of the fiscal year in which the SAR's vest.

     If a participant's employment is terminated because of death, disability, or retirement, all SAR's vest and are payable using the closing price of the Corporation's Class B Common Stock on the termination date as the strike price. Participants who voluntarily terminate their employment or who are terminated for cause, however, forfeit all interest in the SAR's.

     See the Stock Appreciation Rights table on page 10 for cash payments made in fiscal 1994 for SAR's granted in prior fiscal years and for the total number of SAR's outstanding at April 30, 1994, for the Named Executive Officers. The Corporation awarded no SAR's in fiscal 1994.




                             DIRECTOR COMPENSATION

The directors who are not officers of the Corporation or its subsidiaries are compensated at an annual rate of $22,000, payable in equal monthly installments, and are also paid $800 per Board or committee meeting attended. The four directors who are officers of the Corporation or its subsidiaries receive no additional compensation for serving on the Corporation's Board or its committees. All directors are reimbursed for reasonable and necessary expenses they incur in performing their duties as directors.

                          TRANSACTIONS WITH MANAGEMENT

As disclosed in the Compensation Committee Report, James S. Welch, one of the Corporation's Directors, is a partner in Ogden Newell & Welch, a Louisville law firm which rendered services to the Corporation during fiscal 1994; the Corporation has also employed the services of this firm in fiscal 1995.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
            BROWN-FORMAN CORPORATION, S&P 500 INDEX, AND PEER GROUPS

The performance graph set out below compares the cumulative total stockholder return on the Corporation's Class B Common Stock against three indices which include that stock: the Standard & Poor's 500 Stock Index, the Dow Jones Consumer Non-Cyclical Index (78 companies), and the S&P Beverage Alcohol Index. While the latter index might appear to be a reasonable one against which to measure the Corporation's performance, it contains only four companies, unevenly matched in relative market capitalization (relative capitalization shown in parentheses): Anheuser-Busch Companies (52%), The Seagram Company Ltd. (38% -- which includes substantial holdings of DuPont stock), Adolph Coors Company (3%), and the Corporation (7%). Therefore, the Dow Jones Consumer Non-Cyclical Index has been included as a more diversified index, even though portions of the Corporation's business are somewhat cyclical. As a diversified producer of both beverage alcohol products and consumer durables including china, crystal, luggage, and silverware, the Corporation is not easily categorized with other more specific industry indices.

The numbers are based on two assumptions prescribed by new Securities and Exchange Commission rules: (1) that $100 had been invested in the Corporation's Class B stock and in each index on April 30, 1989; and (2) that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on April 30 in the years since 1989.



                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG BROWN-FORMAN CORPORATION, S&P 500 INDEX AND PEER GROUP

                                                           S&P           DJ
Measurement Period          BROWN-FORMAN      S&P        BEVERAGE     CONSUMER
(Fiscal Year Covered)       CORPORATION    500 INDEX     ALCOHOL     N-CYCLICAL
- - -------------------         ------------   ---------    ----------   ----------
Measurement Pt-
 4/30/89                    $100           $100         $100         $100
FYE  4/30/90                $ 94           $111         $101         $121
FYE  4/30/91                $124           $130         $137         $172
FYE  4/30/92                $125           $148         $153         $200
FYE  4/30/93                $137           $162         $150         $183
FYE  4/30/94                $157           $171         $164         $190




                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed Coopers & Lybrand as the independent certified public accountants to audit the consolidated financial statements of the Corporation for the fiscal year ending April 30, 1995. Coopers & Lybrand has served in this capacity for the Corporation continuously since 1933. The Corporation knows of no direct or material indirect financial interest in the Corporation or any of its subsidiaries, or of any connection with the Corporation or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee by Coopers & Lybrand.

A Coopers & Lybrand representative will be present at the annual meeting, will be given the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                             OTHER PROPOSED ACTION

As of July 5, 1994, the management of the Corporation knows of no business to come before the meeting other than the election of directors. If any other business should properly be presented to the meeting, however, the proxies will be voted in accordance with the judgment of the persons holding them.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

The Corporation must receive proposals from stockholders by March 1, 1995, for inclusion in the proxy materials relating to the 1995 Annual Meeting of Stockholders.


                                            By Order of the Board of Directors
                                            Michael B. Crutcher
                                            Secretary
Louisville, Kentucky
July 5, 1994

P R O X Y


                            BROWN-FORMAN CORPORATION

           THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

              FOR USE BY HOLDERS OF SHARES OF CLASS A COMMON STOCK
                  ANNUAL STOCKHOLDERS' MEETING, JULY 28, 1994

THE UNDERSIGNED hereby appoint(s) Owsley Brown II, Owsley Brown Frazier, and William M. Street, and each of them, attorneys and proxies, with power of sub-stitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation standing of record in the name of the undersigned at the close of business on June 17, 1994, at the Annual Meeting of Stockholders of the Corpo-ration, to be held on July 28, 1994, and at all adjourned sessions thereof, in accordance with the Notice and the Proxy Statement received, for the election of directors of the Corporation and upon such other matters as may properly come before the meeting.

Election of Directors, Nominees:
Geo. Garvin Brown III; Owsley Brown II;
W. L. Lyons Brown, Jr.; Owsley Brown
Frazier; Richard P. Mayer; Stephen E.
O'Neil; John S. Speed; William M.
Street; James S. Welch

                               Change of Address

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

- - --------------------------------------------------------------------------------


[x] Please mark your votes as in this example.                           | 4762
                                                                         ------

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED.


1. Election of Directors (see reverse)  FOR* [_]   WITHHELD [_]
   *For all nominee(s), except vote withheld from the following:


    -----------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


   [_]Change of Address on Reverse Side



SIGNATURE(S)_________________________________________  DATE_______________  1994

NOTE: Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This Proxy must be signed exactly as the name or names appear hereon. If you are signing as a trustee, executor, etc., please so indicate.